UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2017
____________________
SPIRIT AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35186 (Commission File Number)	38-1747023 (IRS Employer Identification Number)

2800 Executive Way
Miramar, Florida 33025
(Address of principal executive offices, including Zip Code)

(954) 447-7920
(Registrant's telephone number, including area code)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Adoption of Spirit Airlines, Inc. 2017 Executive Severance Plan

On August 15, 2017, acting on the recommendation of the Compensation Committee, the Board of Directors of Spirit Airlines, Inc. (the "Company") adopted the Spirit Airlines, Inc. 2017 Executive Severance Plan, with an effective date of March 14, 2017 (the “Severance Plan”). The Severance Plan supersedes all prior severance plans of the Company for terminations occurring after March 14, 2017 and replaces the Company's 2007 executive severance plan, except that the Company's 2007 executive severance plan will continue in effect with respect to those former employees, if any, who currently receive benefits thereunder. All of the Company's current named executive officers (all of which hold a senior vice president or higher position) are covered under the Severance Plan, except Robert L. Fornaro, the Company's President and Chief Executive Officer, who is entitled to severance benefits under his employment agreement, as previously filed with the Securities and Exchange Commission.

Pursuant to the Severance Plan, each executive officer of the Company who holds a senior vice president or higher position is entitled to receive:

(a) in the event of an involuntary termination by the Company without cause unrelated to a change in control, (i) a cash severance amount equal to his or her annual base salary in effect on the termination date or the effective date of the Severance Plan, whichever is greater, payable in equal installments over twelve months; (ii) a continuation of COBRA coverage for twelve months; (iii) a free family travel pass on Company's flights for twelve months; and (iv) the use of a Company-owned mobile phone for up to thirty days; or

(b) in the event of an involuntary termination by the Company without cause or a voluntary termination by the executive for good reason, in each case within eighteen months following a change in control, (i) a cash severance amount equal to the sum of two times his or her annual base salary in effect on the termination date or the effective date of the Severance Plan, whichever is greater, plus two times his or her target incentive bonus (currently 70% of base salary for senior vice presidents and 80% for executive vice presidents) for the year of termination, payable in equal installments over twenty four months, (ii) his or her incentive bonus for the year of termination, prorated from the beginning of the year to the date of termination based on actual incentive plan performance as of the date of termination, (iii) outplacement services not to exceed $10,000, (iv) a continuation of COBRA coverage for twelve months, (v) a free family travel pass on Company flights for twelve months; and (vi) the use of a Company-owned mobile phone for up to thirty days.

Similar benefits, but at a lower level of cash severance payout and with certain other differences, are available under the Severance Plan for our vice presidents and director-level employees. The Company is not required to provide "gross-ups" for any applicable excise taxes.

The Severance Plan provides, with respect to participants whose employment with the Company commenced on or after September 1, 2014, that (i) the Board is permitted to terminate an officer for poor performance without triggering severance benefits; and (ii) unpaid severance benefits would be offset by compensation earned by a former employee from a new employer during the applicable severance period.

The benefits provided under the Severance Plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement. As a condition to receiving benefits under the Severance Plan, participants must execute a general release.

The above description is a summary of the terms of the Severance Plan and is subject to and qualified in its entirety by the terms of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d)    Exhibits
Exhibit No.        Description
10.1             Spirit Airlines, Inc. 2017 Executive Severance Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 21, 2017

SPIRIT AIRLINES, INC.
By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

(d)    Exhibits
Exhibit No.        Description
10.1             Spirit Airlines, Inc. 2017 Executive Severance Plan